Exhibit 99.1
BANKUNITED, INC. REPORTS FIRST QUARTER 2024 RESULTS

Miami Lakes, Fla. — April 17, 2024 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter ended March 31, 2024.
"This quarter was a good start to 2024, with continued improvement in the funding mix, a stable margin and strong credit performance" said Rajinder Singh, Chairman, President and Chief Executive Officer.
For the quarter ended March 31, 2024, the Company reported net income of $48.0 million, or $0.64 per diluted share, compared to $20.8 million, or $0.27 per diluted share, for the immediately preceding quarter ended December 31, 2023 and $52.9 million, or $0.70 per diluted share, for the quarter ended March 31, 2023.
Quarterly Highlights
•This quarter embodied strong execution on key strategic priorities:
◦The funding mix continued to improve as non-interest bearing demand deposits grew by $404 million for the quarter ended March 31, 2024. Non-brokered deposits grew by $644 million and total deposits grew by $489 million. Non-interest bearing demand deposits represented 27% of total deposits at March 31, 2024, up from 26% at December 31, 2023.
◦Wholesale funding, including FHLB advances and brokered deposits, declined by $1.4 billion for the quarter.
◦Compared to one year ago, we have grown total deposits by $1.3 billion and paid down FHLB advances by $3.6 billion.
◦Total loans declined by $407 million for the quarter ended March 31, 2024. Strategically, the residential loan portfolio declined by $152 million. The core C&I and commercial real estate portfolios declined by $226 million. This decline was related to expected seasonality as well as some notable unexpected paydowns and the decision to exit some non-relationship shared national credits.
◦The net interest margin, calculated on a tax-equivalent basis, was relatively stable at 2.57% compared to 2.60% for the immediately preceding quarter.
◦Credit is favorable. The annualized net charge-off ratio for the quarter ended March 31, 2024 was 0.02%. The NPA ratio at March 31, 2024 declined to 0.34%, including 0.11% related to the guaranteed portion of non-accrual SBA loans, from 0.37%, including 0.12% related to the guaranteed portion of non-accrual SBA loans at December 31, 2023.
◦Liquidity remains ample. Total same day available liquidity was $14.8 billion, the available liquidity to uninsured, uncollateralized deposits ratio was 156% and an estimated 65% of our deposits were insured or collateralized at March 31, 2024.
◦Our capital position is robust. At March 31, 2024, CET1 was 11.6% at a consolidated level. Pro-forma CET1, including accumulated other comprehensive income, was 10.3% at March 31, 2024. The ratio of tangible common equity to tangible assets increased to 7.3% at March 31, 2024.
•The average cost of total deposits increased by 0.22% to 3.18% for the quarter ended March 31, 2024 from 2.96% for the immediately preceding quarter. The cost of deposits is showing signs of stabilizing; on a spot basis, the cost of total deposits was 3.17% at March 31, 2024 compared to 3.18% at December 31, 2023.
•Our commercial real estate exposure is modest. Commercial real estate loans totaled 24% of loans at March 31, 2024, representing 166% of the Bank's total risk based capital. By comparison, based on call report data as of December 31, 2023 (the most recent date available) for banks with between $10 billion and $100 billion in assets, the median level of CRE to total loans was 35% and the median level of CRE to total risk based capital was 225%.

•At March 31, 2024, the weighted average LTV of the CRE portfolio was 56.5%, the weighted average DSCR was 1.83, 57% of the portfolio was collateralized by properties located in Florida and 26% was collateralized by properties located in the New York tri-state area. For the office sub-segment, the weighted average LTV was 65.3%, the weighted average DSCR was 1.66, 59% was collateralized by properties in Florida, substantially all of which was suburban, and 24% was collateralized by properties located in the New York tri-state area.
•At March 31, 2024, the ratio of the ACL to loans was 0.90% compared to 0.82% at December 31, 2023. The ACL to loans ratio for commercial portfolio sub-segments including C&I, CRE, franchise finance and equipment finance was 1.42% at March 31, 2024 and the ACL to loans ratio for CRE office loans was 2.26%.
•Non-interest expense for the quarter ended March 31, 2024 included an additional $5.2 million related to the FDIC special assessment announced in the fourth quarter of 2023.
•The net unrealized pre-tax loss on the available for sale ("AFS") securities portfolio continued to improve, declining by $36 million for the quarter ended March 31, 2024, now representing 5% of amortized cost. The duration of our AFS securities portfolio remained short, at 1.85 as of March 31, 2024. Held to maturity securities were not significant.
•Book value and tangible book value per common share continued to grow, to $35.31 and $34.27, respectively, at March 31, 2024, compared to $34.66 and $33.62, respectively, at December 31, 2023, and $33.34 and $32.30, respectively, one year ago.
•The Company announced an increase of $0.02 per share in its common stock dividend for the quarter ended March 31, 2024, to $0.29 per common share, a 7% increase from the previous level of $0.27 per share.
Loans
A comparison of loan portfolio composition at the dates indicated follows (dollars in thousands):

	March 31, 2024		December 31, 2023
Core C&I and CRE sub-segments:
Non-owner occupied commercial real estate	$5,309,126	21.9%	$5,323,241	21.6%
Construction and land	529,645	2.2%	495,992	2.0%
Owner occupied commercial real estate	1,916,651	7.9%	1,935,743	7.9%
Commercial and industrial	6,745,622	27.9%	6,971,981	28.3%
	14,501,044	59.9%	14,726,957	59.8%
Franchise and equipment finance	347,103	1.4%	380,347	1.5%
Pinnacle - municipal finance	864,796	3.6%	884,690	3.6%
Mortgage warehouse lending ("MWL")	456,385	1.9%	432,663	1.8%
Residential	8,056,972	33.2%	8,209,027	33.3%
	$24,226,300	100.0%	$24,633,684	100.0%
For the quarter ended March 31, 2024, total loans declined by $407 million. Consistent with our balance sheet strategy, residential loans declined by $152 million; franchise, equipment, and municipal finance, declined by an aggregate $53 million. The core C&I and CRE portfolios declined by $226 million; while production was in line with expectations, seasonality, some unexpected paydowns and exits of some shared national credits contributed to the decline.

Asset Quality and the ACL
The following table presents the ACL and related ACL coverage ratios at the dates indicated as well as net charge-off rates for the periods ended March 31, 2024 and December 31, 2023 (dollars in thousands):

	ACL	ACL to Total Loans	Commercial ACL to Commercial Loans(2)	ACL to Non-Performing Loans	Net Charge-offs to Average Loans (1)
December 31, 2023	$202,689	0.82%	1.29%	159.54%	0.09%
March 31, 2024	$217,556	0.90%	1.42%	187.92%	0.02%

(1)    Annualized for the three months ended March 31, 2024.
(2)    For purposes of this ratio, commercial loans includes the core C&I and CRE sub-segments as presented in the table above as well as franchise and equipment finance. Due to their unique risk profiles, MWL and municipal finance are excluded from this ratio.
The ACL at March 31, 2024, represents management's estimate of lifetime expected credit losses given an assessment of historical data, current conditions, and a reasonable and supportable economic forecast as of the balance sheet date. For the quarter ended March 31, 2024, the provision for credit losses, including both funded and unfunded loan commitments, was $15.3 million, compared to $19.3 million for the immediately preceding quarter ended December 31, 2023. The more significant factors impacting the provision for credit losses and increase in the ACL for the quarter ended March 31, 2024 were an increase in qualitative loss factors and risk rating migration, partially offset by an improved economic forecast.
The following table summarizes the activity in the ACL for the periods indicated (in thousands):

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Beginning balance	$202,689	$196,063	$147,946
Impact of adoption of new accounting pronouncement (ASU 2022-02)	N/A	N/A	(1,794)
Balance after impact of adoption of ASU 2022-02	202,689	196,063	146,152
Provision	15,805	16,257	17,595
Net charge-offs	(938)	(9,631)	(4,955)
Ending balance	$217,556	$202,689	$158,792
NPAs remained low, totaling $118.9 million at March 31, 2024, down from $130.6 million at December 31, 2023. Non-performing loans totaled $115.8 million or 0.48% of total loans at March 31, 2024, compared to $127.0 million or 0.52% of total loans at December 31, 2023. Non-performing loans included $40.0 million and $41.8 million of the guaranteed portion of SBA loans on non-accrual status, representing 0.16% and 0.17% of total loans at March 31, 2024 and December 31, 2023, respectively.
The following table presents criticized and classified commercial loans at the dates indicated (in thousands):

	March 31, 2024		December 31, 2023
	CRE	Total Commercial	CRE	Total Commercial
Special mention	$139,980	$357,800	$97,552	$319,905
Substandard - accruing	577,418	966,129	390,724	711,266
Substandard - non-accruing	12,258	83,511	13,727	86,903
Doubtful	—	13,822	—	19,035
Total	$729,656	$1,421,262	$502,003	$1,137,109
The $255 million increase in the substandard accruing category for the quarter ended March 31, 2024 included $187 million of CRE, $115 million of which was office. All of these loans continue to perform. Factors contributing to risk rating migration in the office portfolio included rent abatement periods, delays in completing build-out of leased space and in some cases what we expect to be temporarily lower occupancy levels.
Net Interest Income
Net interest income for the quarter ended March 31, 2024 was $214.9 million, compared to $217.2 million for the immediately preceding quarter ended December 31, 2023. Interest income decreased by $1.7 million for the quarter ended March 31, 2024 compared to the immediately preceding quarter, while interest expense increased by $0.6 million.

The Company’s net interest margin, calculated on a tax-equivalent basis, decreased by 0.03% to 2.57% for the quarter ended March 31, 2024, from 2.60% for the immediately preceding quarter ended December 31, 2023. Factors impacting the net interest margin for the quarter ended March 31, 2024 were:
•The tax-equivalent yield on loans increased to 5.78% for the quarter ended March 31, 2024, from 5.69% for the quarter ended December 31, 2023. This increase reflects the origination of new loans at higher rates, paydowns of lower rate loans and balance sheet repositioning.
•The tax-equivalent yield on investment securities decreased to 5.59% for the quarter ended March 31, 2024, from 5.73% for the quarter ended December 31, 2023. The primary driver of this decrease was routine accounting adjustments recorded in the quarter ended December 31, 2023 related to prepayment speeds on certain securities; these adjustments positively impacted the yield for the quarter ended December 31, 2023.
•The average cost of interest bearing deposits increased to 4.21% for the quarter ended March 31, 2024 from 4.04% for the quarter ended December 31, 2023. An increase in municipal money market deposits late in the fourth quarter of 2023 and CD repricing were contributing factors.
•The average rate paid on FHLB advances decreased to 4.18% for the quarter ended March 31, 2024 from 4.58% for the quarter ended December 31, 2023, primarily due to repayment of higher rate advances.
Non-interest income and Non-interest expense
Non-interest income totaled $26.9 million for the quarter ended March 31, 2024, compared to $17.1 million for the quarter ended December 31, 2023. The quarter ended March 31, 2024 included a $2.7 million of residual gains on the disposition of operating lease equipment compared to a $6.5 million loss for the prior quarter.
Non-interest expense totaled $159.2 million for the quarter ended March 31, 2024, compared to $190.9 million for the immediately preceding quarter ended December 31, 2023. Non-interest expense for the quarter ended December 31, 2023 included $35.4 million related to an FDIC special assessment; the quarter ended March 31, 2024 included an additional $5.2 million related to this assessment.
Earnings Conference Call and Presentation
A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Wednesday, April 17, 2024 with Chairman, President and Chief Executive Officer Rajinder P. Singh, Chief Financial Officer Leslie N. Lunak and Chief Operating Officer Thomas M. Cornish.
The earnings release and slides with supplemental information relating to the release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. Due to recent demand for conference call services, participants are encouraged to listen to the call via a live Internet webcast at https://ir.bankunited.com. To participate by telephone, participants will receive dial-in information and a unique PIN number upon completion of registration at https://register.vevent.com/register/BId4ce6e266b5a4aacba55f3d701af063a. For those unable to join the live event, an archived webcast will be available on the Investor Relations page at https://ir.bankunited.com approximately two hours following the live webcast.
About BankUnited, Inc.
BankUnited, Inc., with total assets of $35.1 billion at March 31, 2024, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida that provides a full range of banking and related services to individual and corporate customers through banking centers located in the state of Florida, the New York metropolitan area and Dallas, Texas, and a comprehensive suite of wholesale products to customers through an Atlanta office focused on the Southeast region. BankUnited also offers certain commercial lending and deposit products through national platforms. For additional information, call (877) 779-2265 or visit www.BankUnited.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” "forecasts" or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions, including (without limitation) those relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity, including as impacted by external circumstances outside the Company's direct control, such as but not limited to adverse events or conditions impacting the financial services industry. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are available at the SEC’s website (www.sec.gov).
Contact
BankUnited, Inc.
Investor Relations:
Leslie N. Lunak, 786-313-1698; llunak@bankunited.com
Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	March 31, 2024	December 31, 2023
ASSETS
Cash and due from banks:
Non-interest bearing	$13,773	$14,945
Interest bearing	407,443	573,338
Cash and cash equivalents	421,216	588,283
Investment securities (including securities reported at fair value of $8,914,959 and $8,867,354)	8,924,959	8,877,354
Non-marketable equity securities	252,609	310,084
Loans	24,226,300	24,633,684
Allowance for credit losses	(217,556)	(202,689)
Loans, net	24,008,744	24,430,995
Bank owned life insurance	295,970	318,459
Operating lease equipment, net	329,025	371,909
Goodwill	77,637	77,637
Other assets	795,494	786,886
Total assets	$35,105,654	$35,761,607

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$7,239,604	$6,835,236
Interest bearing	3,549,141	3,403,539
Savings and money market	11,122,916	11,135,708
Time	5,115,703	5,163,995
Total deposits	27,027,364	26,538,478
FHLB advances	3,905,000	5,115,000
Notes and other borrowings	708,978	708,973
Other liabilities	823,920	821,235
Total liabilities	32,465,262	33,183,686

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 74,772,706 and 74,372,505 shares issued and outstanding	748	744
Paid-in capital	286,169	283,642
Retained earnings	2,677,403	2,650,956
Accumulated other comprehensive loss	(323,928)	(357,421)
Total stockholders' equity	2,640,392	2,577,921
Total liabilities and stockholders' equity	$35,105,654	$35,761,607

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Interest income:
Loans	$347,257	$346,255	$308,795
Investment securities	124,179	125,993	118,758
Other	10,038	10,957	12,863
Total interest income	481,474	483,205	440,416
Interest expense:
Deposits	209,998	192,833	133,630
Borrowings	56,619	73,162	78,912
Total interest expense	266,617	265,995	212,542
Net interest income before provision for credit losses	214,857	217,210	227,874
Provision for credit losses	15,285	19,253	19,788
Net interest income after provision for credit losses	199,572	197,957	208,086
Non-interest income:
Deposit service charges and fees	5,499	5,386	5,545
Gain (loss) on investment securities, net	775	617	(12,549)
Lease financing	11,440	3,723	13,109
Other non-interest income	9,163	7,366	10,430
Total non-interest income	26,877	17,092	16,535
Non-interest expense:
Employee compensation and benefits	75,920	73,454	71,051
Occupancy and equipment	10,569	10,610	10,802
Deposit insurance expense	13,530	43,453	7,907
Professional fees	2,510	5,052	2,918
Technology	20,315	18,628	21,726
Depreciation of operating lease equipment	9,213	10,476	11,521
Other non-interest expense	27,183	29,190	26,855
Total non-interest expense	159,240	190,863	152,780
Income before income taxes	67,209	24,186	71,841
Provision for income taxes	19,229	3,374	18,959
Net income	$47,980	$20,812	$52,882
Earnings per common share, basic	$0.64	$0.27	$0.71
Earnings per common share, diluted	$0.64	$0.27	$0.70

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended March 31,			Three Months Ended December 31,			Three Months Ended March 31,
	2024			2023			2023
	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Loans	$24,337,440	$350,441	5.78%	$24,416,013	$349,603	5.69%	$24,724,296	$312,125	5.10%
Investment securities (3)	8,952,453	125,025	5.59%	8,850,397	126,870	5.73%	9,672,514	119,666	4.95%
Other interest earning assets	763,460	10,038	5.29%	801,833	10,957	5.42%	1,039,563	12,863	5.02%
Total interest earning assets	34,053,353	485,504	5.72%	34,068,243	487,430	5.70%	35,436,373	444,654	5.05%
Allowance for credit losses	(206,747)			(198,984)			(151,071)
Non-interest earning assets	1,589,333			1,715,795			1,793,000
Total assets	$35,435,939			$35,585,054			$37,078,302
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$3,584,363	$33,507	3.76%	$3,433,216	$31,978	3.70%	$2,283,505	$10,545	1.87%
Savings and money market deposits	11,234,259	118,639	4.25%	10,287,945	104,188	4.02%	12,145,922	91,724	3.06%
Time deposits	5,231,178	57,852	4.45%	5,225,756	56,667	4.30%	4,526,480	31,361	2.81%
Total interest bearing deposits	20,049,800	209,998	4.21%	18,946,917	192,833	4.04%	18,955,907	133,630	2.86%
Federal funds purchased	—	—	—%	—	—	—%	143,580	1,611	4.49%
FHLB advances	4,570,220	47,496	4.18%	5,545,978	64,034	4.58%	6,465,000	68,039	4.27%
Notes and other borrowings	709,017	9,123	5.15%	711,073	9,128	5.13%	720,906	9,262	5.14%
Total interest bearing liabilities	25,329,037	266,617	4.23%	25,203,968	265,995	4.19%	26,285,393	212,542	3.28%
Non-interest bearing demand deposits	6,560,926			6,909,027			7,458,221
Other non-interest bearing liabilities	906,266			903,099			821,419
Total liabilities	32,796,229			33,016,094			34,565,033
Stockholders' equity	2,639,710			2,568,960			2,513,269
Total liabilities and stockholders' equity	$35,435,939			$35,585,054			$37,078,302
Net interest income		$218,887			$221,435			$232,112
Interest rate spread			1.49%			1.51%			1.77%
Net interest margin			2.57%			2.60%			2.62%

(1)    On a tax-equivalent basis where applicable
(2)    Annualized
(3)    At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share and per share amounts)

	Three Months Ended
c	March 31, 2024	December 31, 2023	March 31, 2023
Basic earnings per common share:
Numerator:
Net income	$47,980	$20,812	$52,882
Distributed and undistributed earnings allocated to participating securities	(680)	(930)	(798)
Income allocated to common stockholders for basic earnings per common share	$47,300	$19,882	$52,084
Denominator:
Weighted average common shares outstanding	74,509,107	74,384,185	74,755,002
Less average unvested stock awards	(1,127,838)	(1,130,715)	(1,193,881)
Weighted average shares for basic earnings per common share	73,381,269	73,253,470	73,561,121
Basic earnings per common share	$0.64	$0.27	$0.71
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$47,300	$19,882	$52,084
Adjustment for earnings reallocated from participating securities	1	—	3
Income used in calculating diluted earnings per common share	$47,301	$19,882	$52,087
Denominator:
Weighted average shares for basic earnings per common share	73,381,269	73,253,470	73,561,121
Dilutive effect of certain share-based awards	255,824	203,123	447,581
Weighted average shares for diluted earnings per common share	73,637,093	73,456,593	74,008,702
Diluted earnings per common share	$0.64	$0.27	$0.70

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	At or for the Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Financial ratios (4)
Return on average assets	0.54%	0.23%	0.58%
Return on average stockholders’ equity	7.3%	3.2%	8.5%
Net interest margin (3)	2.57%	2.60%	2.62%
Loans to deposits	89.6%	92.8%	96.8%
Tangible book value per common share	$34.27	$33.62	$32.30

	March 31, 2024	December 31, 2023
Asset quality ratios
Non-performing loans to total loans (1)(5)	0.48%	0.52%
Non-performing assets to total assets (2)(5)	0.34%	0.37%
Allowance for credit losses to total loans	0.90%	0.82%
Allowance for credit losses to non-performing loans (1)(5)	187.92%	159.54%
Net charge-offs to average loans(4)	0.02%	0.09%

(1)    We define non-performing loans to include non-accrual loans and loans other than purchased credit deteriorated and government insured residential loans that are past due 90 days or more and still accruing. Contractually delinquent purchased credit deteriorated and government insured residential loans on which interest continues to be accrued are excluded from non-performing loans.
(2)    Non-performing assets include non-performing loans, OREO and other repossessed assets.
(3)    On a tax-equivalent basis.
(4) Annualized for the three month periods.
(5)    Non-performing loans and assets include the guaranteed portion of non-accrual SBA loans totaling $40.0 million or 0.16% of total loans and 0.11% of total assets at March 31, 2024, and $41.8 million or 0.17% of total loans and 0.12% of total assets at December 31, 2023.

	March 31, 2024		December 31, 2023		Required to be Considered Well Capitalized
	BankUnited, Inc.	BankUnited, N.A.	BankUnited, Inc.	BankUnited, N.A.
Capital ratios
Tier 1 leverage	8.1%	9.3%	7.9%	9.1%	5.0%
Common Equity Tier 1 ("CET1") risk-based capital	11.6%	13.4%	11.4%	13.1%	6.5%
Total risk-based capital	13.7%	14.3%	13.4%	13.9%	10.0%
Tangible Common Equity/Tangible Assets	7.3%	N/A	7.0%	N/A	N/A

Non-GAAP Financial Measures
Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful basis for comparison to other financial institutions as it is a metric commonly used in the banking industry. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at the dates indicated (in thousands except share and per share data):

	March 31, 2024	December 31, 2023	March 31, 2023
Total stockholders’ equity	$2,640,392	$2,577,921	$2,481,394
Less: goodwill and other intangible assets	77,637	77,637	77,637
Tangible stockholders’ equity	$2,562,755	$2,500,284	$2,403,757

Common shares issued and outstanding	74,772,706	74,372,505	74,423,365

Book value per common share	$35.31	$34.66	$33.34

Tangible book value per common share	$34.27	$33.62	$32.30